Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between John B. Simpson (“Executive”) and Avinger, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company;

WHEREAS, Executive signed an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company on June 28, 2010, which is attached as Exhibit A (the “Confidentiality Agreement”);

WHEREAS, the Company granted Executive options to purchase shares of the Company’s common stock as set forth in Exhibit B (the “Options”), with each such Option subject to the terms and conditions of a stock option agreement (each an “Option Agreement”) and either the Company’s 2009 Stock Plan, as amended (the “2009 Plan”), or the Company’s 2015 Equity Incentive Plan, as amended (the “2015 Plan”, and together with the 2009 Plan, each a “Plan”), as indicated in Exhibit B ;

WHEREAS, on March 13, 2017 and March 7, 2016, the Company granted Executive restricted stock units (“RSUs”) covering 30,000 shares of the Company’s common stock (60,000 shares in the aggregate), with each such award of RSUs subject to the terms and conditions of a restricted stock unit agreement (each a “RSU Agreement”, and together with the Option Agreements and the Plans, the “Stock Agreements”) and the Company’s 2015 Equity Incentive Plan, as amended.

WHEREAS, Executive separated from employment with the Company effective December 6, 2017 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.             Consideration. The Company agrees to pay Executive a lump sum equivalent to six (6) months of Executive’s base salary, for a total of One Hundred Ninety Five Thousand Dollars ($195,000), less applicable withholdings. This payment will be made to Executive on the Effective Date of this Agreement.

2.             Resignation.  Effective upon the Separation Date, Executive hereby resigns from his seat on the Company’s Board of Directors (the “Board”) and any and all other positions held on the

Board and as an employee of the Company, including, but not limited to, Executive’s position as the Company’s Executive Chairman of the Board.  Executive also agrees to execute any necessary forms or other documents required to effect such resignation(s) as a matter of state, federal, or foreign law.  By signing below, Executive hereby represents and affirms that Executive has not breached his fiduciary duties owed to the Company.

3.             Stock.

a.     Options.  The Parties agree that for purposes of determining the number of shares of the Company’s common stock that Executive is entitled to purchase from the Company pursuant to the exercise of the outstanding Options, Executive will be considered to have vested only up to the Separation Date.  Accordingly, Executive will be entitled to exercise 893,388 vested shares subject to the Options, and 93,750 unvested shares subject to the Options will terminate as of the Separation Date pursuant to the terms and conditions of the Option Agreements and Plans.  Each Option, to the extent vested, shall continue to be governed by the terms and conditions of the applicable Option Agreement and Plan under which the Option was granted.  A schedule of Executive’s Options, including the extent to which each such Option is vested or unvested as of the Separation Date, is attached as Exhibit B.

b.     RSUs.  The Parties agree that for purposes of determining the number of shares of the Company’s common stock settleable through the vesting of the RSUs, Executive will be considered to have vested only up to the Separation Date.  Accordingly, 7,500 RSUs were previously vested and settled, and the 52,500 RSUs that remain unvested will terminate as of the Separation Date pursuant to the terms and conditions of the RSU Agreements and the 2015 Plan.

4.             Benefits.  Executive’s health insurance benefits shall cease on the last day of December 2017, subject to Executive’s right to continue Executive’s health insurance under COBRA.  Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

5.             Payment of Salary and Receipt of All Benefits.  Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

6.             Release of Claims.  Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, lenders, debtholders, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns, (collectively, the “Releasees”). Executive, on Executive’s own

behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.             any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.             any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.             any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.             any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e.             any and all claims for violation of the federal or any state constitution;

f.             any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.             any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.             any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration as noted herein, except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits.

7.             Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

8.             California Civil Code Section 1542.  Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

9.             No Pending or Future Lawsuits.  Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not have a current intent to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

10.          Application for Employment.  Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and

Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

11.          Trade Secrets and Confidential Information/Company Property.  Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, the assignment of inventions, and the nonsolicitation of Company employees. Executive represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned all documents and other items provided to Executive by the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.

12.          Additional Obligations.  Executive agrees that, for a period of six (6) months from the Effective Date, or such earlier date as the Company announces a formal or informal winding down, neither Executive nor any of Executive’s representatives acting on Executive’s behalf will in any manner, directly or indirectly, acting alone or as part of a group:

a.     seek or attempt to effect, or publicly propose or offer to effect, in any manner that is not cooperative with the Company: (i) any merger, consolidation or other form of business combination transaction in each case with respect to or in any way involving the Company, (ii) any acquisition of more than 5% of the stock or assets (whether by private or open market purchase, a block trade, a tender or exchange offer or any other form of transaction) in each case with respect to or in any way involving the Company, or (iii) any recapitalization, restructuring, liquidation, dissolution or any other extraordinary transaction, in each case with respect to or in any way involving the Company; or

b.     initiate, or induce or attempt to induce, or cooperate with, any other person or group to initiate, any transaction referenced in the foregoing clause (a) of this Section 12.

13.          No Cooperation.  Subject to Section 14 governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

14.          Protected Activity Not Prohibited.  Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

15.          Mutual Nondisparagement.  Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. The Company agrees to refrain from any defamation, libel or slander of Executive. Executive understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Executive’s last position and dates of employment.

16.          Breach.  In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

17.          No Admission of Liability.  Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive.  No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

18.          Nonsolicitation.  Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Executive shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

19.          Costs.  The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

20.          ARBITRATION.  THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN MATEO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

21.          Tax Consequences.  The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement.  Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.  Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

22.          Section 409A.  It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A.  Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A.  In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

23.          Authority.  The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.  Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

24.          Severability.  In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

25.          Attorneys’ Fees.  Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

26.          Entire Agreement.  This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company (including (but not limited to) the Offer Letter between the Company and Executive dated December 1, 2014 and the Change of Control and Severance Agreement between the Company and Executive dated March 1, 2012), with the exception of the Confidentiality Agreement and the Stock Agreements.

27.          No Oral Modification.  This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

28.          Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

29.          Effective Date.  Executive understands that this Agreement shall be null and void if not executed by Executive within twenty one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

30.          Counterparts.  This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

31.          Confidentiality.  Subject to Section 14 governing Protected Activity, until this Agreement is made publicly available by the Company:

(a)   Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”);

(b)   Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties, in each case, except as required by law; and

(c)   Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information.

(d)           Voluntary Execution of Agreement.  Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)           Executive has read this Agreement;

(b)           Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)           Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)           Executive is fully aware of the legal and binding effect of this Agreement; and

(e)           Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

JOHN B. SIMPSON, an individual

Dated: December 6, 2017	/s/ John B. Simpson
John B. Simpson

AVINGER, INC.

Dated: December 6, 2017	By	/s/ Jeffrey Soinski
Jeffrey Soinski
Chief Executive Officer

EXHIBIT A

CONFIDENTIALITY AGREEMENT

EXHIBIT B

STOCK OPTIONS

Grant Date	Plan	Exercise Price Per Share	Type	Total Shares Granted	Shares Outstanding and Vested as of Separation Date	Shares Outstanding and Unvested as of Separation Date
March 13, 2017	2015	$2.05	ISO	60,000	0	60,000
March 7, 2016	2015	$12.96	NQSO	60,000	25,000	35,000
December 31, 2014*	2009	$4.95	NQSO	818,048	591,021	227,027
December 31, 2014*	2009	$4.95	ISO	20,202	20,202	0
May 1, 2013**	2009	$22.50	NQSO	24,444	24,444	0
May 1, 2013**	2009	$22.50	ISO	4,444	4,444	0
				987,138	665,111	322,027

* Each Option granted on December 31, 2014 is subject to the same Option Agreement.

** Each Option granted on May 1, 2013 is subject to the same Option Agreement.